AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 1996


                                                     REGISTRATION NO. 33-80411


                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC  20549
                               -------------------

                          PRE-EFFECTIVE AMENDMENT NO. 3
                                   TO FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                            THE SECURITIES ACT OF 1933
                               -------------------

                       RAMTRON INTERNATIONAL CORPORATION
            (Exact name of registrant as specified in its charter)

             Delaware                    3674                     84-0962308
(State of or other jurisdiction  (Primary Standard Industrial  (I.R.S. Employer
of incorporation or organization) Classification Code Number)   Identification
                                                                Number)

      1850 RAMTRON DRIVE, COLORADO SPRINGS, COLORADO 80921   (719) 481-7000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

     THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATION TO:

                               L. DAVID SIKES
                          Chief Executive Officer
                     Ramtron International Corporation
                            1850 Ramtron Drive
                      Colorado Springs, Colorado 80921
                               (719) 481-7000

                           JOHN A. ST. CLAIR, ESQ.
                           ROBERT R. JESUELE, ESQ.
                              Coudert Brothers
                     1055 West Seventh Street, 20th Floor
                         Los Angeles, California  90017
                               (213) 688-9088


APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant
to dividend or interest reinvestment plans, please check the following box./   /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / X /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective
registration statement for the same offering. /   /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.  /   /

If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box. /   /


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


                    SUBJECT TO COMPLETION JUNE 6, 1996

                    RAMTRON INTERNATIONAL CORPORATION

                    2,833,106 Shares of Common Stock
                        ------------------------

This Prospectus relates to 2,833,106 shares of Common Stock, par value $0.01 per share (the "Shares"), of Ramtron International Corporation (the "Company" or "Ramtron") to be offered and sold from time to time by certain stockholders of the Company (the "Selling Stockholders"). See "Selling Stockholders." The Company will not receive any of the proceeds from the sale of the Shares

The Shares may be offered and sold by the Selling Stockholders from time to time in transactions on The Nasdaq Stock Market at prevailing market prices, in privately negotiated transactions at negotiated prices, or in a combination of such methods of sale. The Selling Stockholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealers may be in excess of customary commissions). See "Plan of Distribution." The Selling Stockholders and any brokers, dealers or agents who participate in the sale of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and the commissions paid or discounts allowed to any such brokers, dealers or agents, in addition to any profits received on resale of the Common Stock, if any such broker, dealer or agent should purchase any Common Stock as a principal, may be deemed to be underwriting discounts or commissions under the Securities Act.

The Company has agreed to pay all expenses (other than selling commissions and fees and expenses of counsel and other advisers to the Selling Stockholders), estimated to be approximately $29,000, of registration of the Shares under federal securities laws.

The Common Stock trades on The Nasdaq Stock Market under the symbol "RMTR." On April 15, 1996, the last reported sale price for the Common Stock as reported on The Nasdaq Stock Market was $6.00 per share.

The Shares have not been registered for sale by the Selling Stockholders under the securities laws of any state as of the date of this Prospectus. Selling Stockholders, brokers or dealers effecting transactions in the Shares should confirm the registration or qualification thereof under the securities laws of the states in which such transactions occur or the existence of any exemption from registration.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 3 OF THIS PROSPECTUS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

                  The date of this Prospectus is June 6, 1996

No person is authorized to give any information or to make any representations not contained in this Prospectus and any information or representation not contained herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer of any securities other than the registered securities to which it relates or an offer to any person in any jurisdiction where such an offer would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is traded on The Nasdaq Stock Market. Reports, proxy statements and other information concerning the Company may also be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

ADDITIONAL INFORMATION

The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed therewith. The Registration Statement may be inspected without charge at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from such office upon the payment of the fees prescribed by the Commission.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K for the year ended December 31, 1995; (2) the Company's quarterly report on Form 10-Q for the quarter ended March 31, 1996; (3) the Company's Current Reports on Form 8-K dated January 23, 1996; and (4) the description of the Company's Common Stock as set forth in Item 11 of the Company's Registration Statement on Form 10, as amended (Registration No. 0-17739). Reference is also made to the "Description of Capital Stock" in this Prospectus for a current description of the Company's Common Stock.


All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or supersedes, to constitute a part of this Prospectus.

The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference into this Prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Ramtron International Corporation, 1850 Ramtron Drive, Colorado Springs, Colorado 80921, Attention: Chief Executive Officer (Telephone: (719) 481-7000).

THE COMPANY

The Company was incorporated under the name "Amtec Securities Corporation" in January 1984 and changed its name to "Ramtron International Corporation" in January 1988. The Company designs, develops, manufactures and markets high-performance semiconductor memory devices. The Company has two product lines, ferroelectric nonvolatile random access memory (FRAM (registered trademark)) products and high-speed dynamic random access memory products, called Enhanced-DRAM (EDRAM (registered trademark)) products. The Company's executive offices are located at 1850 Ramtron Drive, Colorado Springs, Colorado 80921, and its telephone number is (719) 481-7000.

RISK FACTORS

An investment in the Shares offered hereby involves a high degree of risk. The following factors, together with the other information set forth in this Prospectus, should be considered carefully in evaluating the Company and its business before investing in the Shares offered hereby. Certain terms used in this Prospectus are defined in the Glossary on page 15.

SUBSTANTIAL WORKING CAPITAL NEEDS; BANKRUPTCY OF PRINCIPAL FINANCIER. Since its inception, the Company has depended principally on its stockholders, and since 1989 in particular on Oren L. Benton ("Mr. Benton") and the National Electrical Benefit Fund (the "Fund"), to provide working capital for its operations. Throughout 1992, 1993, 1994 and, in the case of the Fund, through the first two quarters of 1995, Mr. Benton and the Fund have financed the Company's cash flow requirements through equity investments and loans (many of which were subseq-uently converted into equity). In February 1995, Mr. Benton filed for protection under Chapter 11 of the United States Bankruptcy Code. As a result, financing previously available to the Company under a line of credit from Mr. Benton was no longer available, and the Company could not continue to rely on Mr. Benton as a source of financing. Additionally, as a result of Mr. Benton's bankruptcy, the Company could no longer rely on the Fund to provide financing on terms previously available pursuant to funding arrangements by the Fund and Mr. Benton. Consequently, the Company's ability to fund its operations and meet its existing debt obligations to Mr. Benton and the Fund were significantly impaired, resulting in substantial doubt about the Company's ability to continue as a going concern. During the first two quarters of 1995, the Company was unable to make required principal and interest payments totaling $7,910,000 on certain outstanding debt owed to Mr. Benton and the Fund, but neither Mr. Benton nor the Fund declared an event of default.

After Bankruptcy Court approval in the Benton bankruptcy case, the Fund, Mr. Benton and certain entities affiliated with Mr. Benton, BEA Associates, Inc. ("BEA"), seven investors advised by BEA (collectively, the "BEA Holders") and certain other parties consummated in September 1995 the Debt Conversion Agreement providing for (i) the conversion into equity of an aggregate of approximately $24,000,000 of the Company's outstanding debt held collectively by Mr. Benton, the Fund and BEA (as the holder by assignment of a note issued by the Company to Mr. Benton in 1992 in the original principal amount of $12,000,000) and (ii) a new loan facility between the Company and the Fund (the "New Fund Credit Facility") of $12,000,000. The New Fund Credit Facility included $3,000,000 available under a credit facility the Fund had provided to the Company in March 1995. In December 1995, additional outstanding debt of the Company held by Mr. Benton in the amount of approximately $2,700,000 was also converted into equity pursuant to the Debt Conversion Agreement. Based on the Company's capital resources as of December 31, 1995, including amounts available to it under the New Fund Credit Facility, and expected near term product revenues and operating costs, the Company expects to be able to fund its operations through at least 1996. However, there is no assurance that after that period the Company will be able to obtain financing to fund its operations on terms acceptable to the Company. If the Company's products gain significant market acceptance, the Company will have increased working capital requirements in connection with the manufacturing, production and sale in greater volumes of its FRAM and EDRAM products. If adequate financing acceptable to the Company is not available or revenues from the sale of products are inadequate to fund such expansion, the Company would not be able to implement its current business strategy and the Company's business and operating results could be adversely affected.

HISTORY OF LOSSSES; ANTICIPATED LOSSES. The Company has been engaged in the research and development of its ferroelectric technology and FRAM products since 1984 and has since its inception had only limited revenues, principally from development and license agreements related to its technology. In 1994 and 1995, the Company also generated revenues from the sale of EDRAM products. As a result of its limited revenues and substantial ongoing product research and development costs associated with commercial manufacturing, the Company has incurred significant losses. As of December 31, 1995, the Company had an accumulated deficit of $124,191,000, and the Company incurred a net loss for 1995 of $2,482,000. The Company's net loss for 1995 would have been increased by approximately $7,300,000 if the Company had not entered into an agreement with Nippon Steel Semiconductor Corporation ("Nippon Steel") in May 1995 which resulted in (i)a gain of approximately $800,000 as a result of the Company's sale for $1,500,000 of its equity interest in United Memories, Inc. ("UMI"), a joint-venture between the Company and Nippon Steel, and (ii)the recognition of revenue of $6,500,000 as a result of the payment of all unpaid and future royalties by Nippon Steel.

The Company's future revenues and its potential profitability will depend on various factors, including (i) the timely completion of the development and qualification for manufacturing of the Company's high-density FRAM products;
(ii) wider customer acceptance of its EDRAM products and low-density FRAM products and customer acceptance of newly developed high-density FRAM products;
(iii) the Company's ability to manufacture its products on a cost effective and timely basis at its own facility and through alliance foundry operations; (iv) the availability and related cost of future financing; and (v) factors not directly related to the Company, such as market conditions, competition, technological developments, product obsolescence, changing needs of potential customers and shifts in the semiconductor industry in general. There can be no assurance that the Company will achieve or sustain profitability in the future. The Company has historically experienced significant quarterly fluctuations in revenues and operating results and anticipates that such fluctuations will continue. The Company attributes these fluctuations in part to unpredictable product order flows, variations in the timing and receipt of license fees (which depend on, among other factors, the Company and its licensees achieving certain technological milestones), product sales and the lead time required for the Company's products to be incorporated in customers' product designs and for such products to achieve market penetration.

LIMITED MARKET ACCEPTANCE OF PRODUCTS. Assuming that the Company can continue to obtain financing on acceptable terms sufficient to meet its working capital requirements, the Company's success will be dependent on the extent to which its FRAM and EDRAM products are accepted in the marketplace and the time required to achieve such acceptance. As with other new products designed to replace existing products and change product designs, potential customers may be reluctant to integrate the Company's products into their systems unless the products are proven to be both reliable and available at a competitive price and in an assured quantity. Even assuming product acceptance, the Company's customers may be required to redesign their systems to effectively use the Company's products. The time necessary for such redesign could delay or prevent substantial market acceptance of the Company's products. A lack of, or delay in, market acceptance of one or more of the Company's products could adversely affect the Company's business and operating results. The Company first received orders for its low-density FRAM products and EDRAM products in 1992 and 1993, respectively, and thus has a limited basis for determining the extent or timing of future product sales. The Company's low-density FRAM and EDRAM product sales in 1995 were $11,105,000. The Company cannot give assurance of the size of future product orders or when revenues from any such sales will be recognized. The Company's sales have been limited by its inability to service fully its customers' order requirements as a result of its prior working capital constraints.

DEPENDENCE ON SUCCESSFUL DEVELOPMENT OF COMMERCIAL PRODUCTS. The Company has two lines of products, consisting of its FRAM products and its EDRAM products. The Company's success will depend on its ability to develop, manufacture and market products that address customer requirements and compete effectively on the basis of price, performance and reliability. This is especially true with respect to the development of the Company's FRAM products. The Company faces substantial product-related risks, including the risk that commercially acceptable new FRAM products cannot be successfully or timely developed and produced and that significant delays and increased costs will be encountered in manufacturing such products in commercial volumes. The development of new products by the Company and their "design-in" to customers' systems can be both time consuming and costly. New product development requires a long-term forecast of market trends and customer needs and often a substantial commitment of capital resources with no assurance that such products will be commercially viable.

The Company has experienced obstacles in producing acceptable product yields from the integration of its ferroelectric technology with wafer underlayers using the CMOS process technology. The Company has entered into strategic alliances with companies with advanced semiconductor manufacturing processes and facilities to help overcome these obstacles. To date, the Company is producing in commercial quantities six versions of a 4-kilobit and eight versions of a 16-kilobit FRAM product. The Company is currently qualifying for commercialization a 64-kilobit FRAM product and commercial production of that product is expected to begin late in 1996. Although the Company is designing together with Hitachi Limited ("Hitachi"), a 256-kilobit FRAM product which Hitachi announced will be commercially manufactured in late 1996, and although the Company intends to develop with Hitachi and other strategic alliance partners 1-megabit and 4-megabit FRAM products thereafter, it is difficult to determine accurately when such products will be available in commercial quantities and whether the Company will be able to develop higher capacity FRAM products. The Company's inability to develop and commercialize high-density FRAM products, or to overcome other obstacles it may encounter, could significantly limit the commercial potential of FRAM products given the rapid technological progress in the development of competing products having substantially higher densities than the Company's FRAM products.

New design and process technology will be required to achieve high-density FRAM products. The Company's current FRAM products are designed and manufactured using a 1.0 micron manufacturing process. To achieve memory capacities of 256-kilobits and greater, the Company will have to make a transition to sub-micron designs. The Company believes that its transition to smaller design parameters will be important for it to produce FRAM products meeting marketplace demands. To the extent this transition cannot be successfully implemented or is substantially delayed, the Company's operating results could be adversely affected. The Company's existing manufacturing equipment is not capable of producing sub-micron designed products. Therefore, the Company must rely solely on its existing and future alliance partners' manufacturing facilities to produce such sub-micron FRAM products on behalf of the Company. All FRAM products to be manufactured by the Company's existing alliance partners will be manufactured using sub-micron designs. There can be no assurance that the Company will be able to find additional alliance partners on acceptable terms.

MANUFACTURING CAPABILITY. The Company's revenues as well as its ability to achieve profitability over the next few years will depend substantially on its and its licensees' ability to manufacture FRAM products cost-effectively. The Company does not anticipate that it will have sufficient capital resources to construct fabrication facilities for the manufacture of high-density FRAM products in commercial volumes in the near future should such products be developed to a point of commercialization. The Company will therefore be dependent on its licensees to develop and make available to the Company adequate manufacturing capability on terms acceptable to the Company and consistent with the Company's license agreements with such licensees. Manufacture of the Company's FRAM products is highly complex and sensitive to many factors, including the level of contaminants in the manufacturing environment, impurities in the materials used and the performance of personnel and equipment. Often, new semiconductor product manufacturing processes experience low production yields for a significant period of time, and the Company has experienced substantial production delays and difficulties in achieving acceptable production yields and product output. The Company and its licensees must continue to improve production yields in order to decrease production costs to a level that permits its products to be sold at a price that is both competitive and profitable to the Company. To the extent the Company and its licensees are not able to achieve consistently acceptable manufacturing yields, of which there can be no assurance, the Company's ability to market and sell its products and its operating results will be adversely affected.

DEPENDENCE ON SUPPLIERS AND THIRD-PARTY MANUFACTURERS. For its internal low-density FRAM product manufacturing needs, the Company currently obtains CMOS silicon wafer underlayers from two suppliers. The Company intends to rely for high-volume manufacturing of FRAM and EDRAM products on the advanced semiconductor manufacturing processes and facilities of companies with which it has entered into strategic alliances, including Rohm Co., Ltd. ("Rohm"), Hitachi, Toshiba Corporation ("Toshiba") and Fujitsu Limited ("Fujitsu") for FRAM products and Nippon Steel and International Business Machines Corporation ("IBM") for EDRAM products. The Company's reliance upon outside suppliers and manufacturers involves several risks, including reduced control over the availability of products, delivery schedules, pricing and quality.

Because the Company does not purchase underlayers in large volumes for internal production and foundry resources are scarce as a result of the current market demand for semiconductors, the Company is subject to higher prices, limits on the availability of manufacturing capacity and less reliable delivery schedules than are high-volume purchasers. The Company's low volume requirements and the scarcity of foundry services, coupled with the costs associated with developing the maskwork to qualify additional wafer suppliers, limits the ability of the Company to expand its wafer supply resources in the near term. In addition, when wafers or other raw materials are not available in sufficient amounts or of adequate quality, the Company has experienced, and could experience in the future, delays, expenses and lost sales while it locates and qualifies alternative suppliers. The Company's results of operations have not been materially affected as a result of any delays, expenses or lost sales due to a scarcity of foundry services, the need to qualify additional wafer suppliers or a lack of wafers or other raw materials. Such delays, expenses and lost sales also have not materially affected the levels of sales of the Company's products, except in 1995 when sales of the Company's EDRAM products could have been materially increased had the Company not been constrained by an interruption of wafer supply and the existence of only one outside supplier of foundry services (i.e., Nippon Steel).

Nippon Steel, which produces EDRAM products for the Company, is currently the only outside manufacturer commercially producing products for the Company. Other manufacturers are in various stages of product development, evaluation, testing and qualification of FRAM or EDRAM products. The Company believes that the current lack of a second-source supplier for FRAM and EDRAM products has contributed to the difficulty the Company has faced in obtaining orders in commercial volumes of such products. Although the Company believes that development and qualification of FRAM products is proceeding well with its current strategic alliance partners, there is no assurance that any of these strategic alliance partners will commence volume manufacturing of FRAM products for the Company or be a long-term supplier of FRAM products to the Company for resale to third parties. The Company has not yet entered into a foundry supply agreement with Toshiba, Hitachi or Fujitsu. Certain parameters of supply agreements with Hitachi, Toshiba and Fujitsu are, however, set forth in the Company's license agreements with those companies, and the Company believes that such parameters could be helpful to the Company in negotiating the specific terms of the supply agreements. Such supply agreements are, in the case of Toshiba, to be entered into by August 1996; in the case of Hitachi, to be entered into once Hitachi has established a FRAM manufacturing facility; and, in the case of Fujitsu, to be entered into once Fujitsu elects to pursue one of three design and development options under its agreement with the Company.

Due to the high capital costs and manufacturing complexities associated with commercial production of semiconductor products, the Company expects to be dependent in the foreseeable future on outside manufacturers, except for the limited volume of FRAM products it intends to produce at its Colorado Springs facility. Dependence on Nippon Steel as its sole manufacturing source for its EDRAM products has, in the Company's view, limited market acceptance of EDRAM products, inhibited the "design-in" of EDRAM products by potential customers and resulted in canceled and delayed orders for such products. The Company is seeking to establish a second manufacturing source. The Company expects certain of these problems to be alleviated should IBM become a EDRAM manufacturing source. There can be no assurance that such problems will be alleviated because IBM is only contractually obligated to manufacture EDRAM products for Ramtron should it elect to manufacture EDRAM products for outside sales, rather than solely for IBM's internal use. Because current market demand for semiconductor assembly and testing resources is at an historical high, the Company has had to pay, and until its products are manufactured in significant volumes expects to continue to pay, relatively high prices for the assembly and testing of its products.

COMPETITION. The semiconductor industry is intensely competitive. The Company's FRAM and EDRAM products experience intense competition from numerous domestic and foreign companies. Many of these competitors have significantly greater financial, technical, manufacturing and marketing resources than the Company.

The Company considers its FRAM products to be competitive with existing nonvolatile memory products such as EEPROM, Battery Backed Static RAM ("BBSRAM") and Nonvolatile RAM ("NVRAM") products in low density applications. Nonvolatile memory products are manufactured and marketed both by major corporations possessing worldwide wafer manufacturing and integrated circuit production facilities (e.g., SGS Thomson and Hitachi) and by smaller specialized product companies (e.g., Dallas Semiconductor and Benchmarq).

Numerous companies, including major corporations possessing worldwide wafer manufacturing and integrated circuit production facilities, manufacture DRAM products. Because the Company's EDRAM products have certain higher performance characteristics than standard DRAM products, however, the Company considers only high-speed "specialty" DRAM products (such as SDRAM, CDRAM, Rambus and Burst EDO-DRAM products manufactured by companies such as Fujitsu, Mitsubishi, Rambus, LG Semicon and Micron Technology, Inc.) to be competitive with the Company's EDRAM products. The Company also considers its EDRAM products to be competitive in certain applications with SRAM products, which are manufactured by major corporations, including Alliance Semiconductor Corporation, Cypress Semiconductor Corporation, Integrated Device Technology, Inc. and Motorola Corporation.

The Company's licensees may market products which compete with the Company's FRAM and EDRAM products. Most of the Company's strategic alliance partners have the right to manufacture and sell FRAM or EDRAM products for their own account with or without the payment of royalties, depending upon the terms of their agreements with the Company. For example, as part of its agreement with Toshiba, the Company granted Toshiba a nonexclusive license to the Company's FRAM technology and know-how, which license includes the right to manufacture and sell products using FRAM technology. Pursuant to Ramtron's joint development and license agreements with Hitachi and Rohm, these two alliance partners have also been granted the right to manufacture and sell products using the FRAM technology. The Company has also granted IBM a royalty-free (subject to certain limitations) nonexclusive license to produce and sell EDRAM products. Most of these license agreements provide for the continuation of the licensed rights to Ramtron's FRAM or EDRAM technology and know-how after expiration or termination of the agreement on a royalty-paying or royalty-free basis. In addition, Racom Systems, Inc. and Intag International Pty. Ltd. of Australia, both licensees of the Company's ferroelectric technology for use in certain radio frequency identification devices ("RF/ID") applications, could compete with the Company for portions of the RF/ID market.

To the extent that any of the Company's products achieve market acceptance, other companies may offer competitive products or implement pricing strategies for FRAM and EDRAM products that could adversely affect the Company's business and operating results. The Company's ability to compete successfully depends on factors beyond its control, including the rate at which customers incorporate the Company's products into their own products, the success of such customers in selling their products, the success of the Company's protection of its intellectual property, the success of competitors' products and general market and economic conditions. There can be no assurance that the Company's ferroelectric technology will not be supplanted in the future by competing technology or that the Company will have the technical capability or financial resources to be competitive in the semiconductor industry with respect to the design, development or manufacture of either FRAM or EDRAM products.

NATURE OF THE SEMICONDUCTOR INDUSTRY. The semiconductor industry is characterized by rapid technological changes and product obsolescence, price erosion and variations in manufacturing yields and efficiencies. The industry has also experienced wide fluctuations of product supply and demand. The industry is currently experiencing, and for the past few years has experienced, significant growth in product demand. As a result, there is a shortage of wafer supply and of product assembly and testing capacity. Many manufacturers and assembly and testing facilities are experiencing a significant backlog of orders. The industry is currently allocating significant capital resources to construction of new semiconductor manufacturing facilities and expansion of existing facilities. Since new facilities take between 18 and 24 months to build, it is expected that the industry will be supply-constrained in the short term if semiconductor sales continue to grow at current rates. Such growth will be subject to the demands of the marketplace and general economic conditions. The industry has at times experienced significant downturns, some lasting more than a year, resulting in diminished product demand and decreased prices for semiconductor products, and such downturns may occur in the future as additional production facilities are placed into operation.

PATENTS; RELIANCE ON INTELLECTUAL PROPERTY PROTECTION. The Company relies heavily on its patents and trade secrets as a defense against competitors introducing infringing products that will compete with the Company's FRAM products. Although the Company intends to enforce its patents and trade secrets aggressively, there can be no assurance that such protection will be available or be enforceable in any particular instance or that the Company will have the financial resources necessary to adequately enforce its patent and trade secret rights, and the unavailability or unenforceability of such protection or the inability to enforce adequately such rights could materially adversely affect the Company's business and operating results. The Company has also granted worldwide licenses to its ferroelectric technology to Seiko Epson Corporation of Japan and Intermetall, Halbleiterwerk der Deutsche ITT Industries GMBH, a subsidiary of ITT Corporation. Those companies, together with the Company's strategic alliance partners, have access to the Company's proprietary FRAM technology and know-how and have the right, on a royalty-paying or royalty-free basis, to manufacture and sell ferroelectric products The Company does not license from others any material right covering its ferroelectric technology and does not believe its technology infringes any known patents. The Company has, however, entered into a cross license agreement with Symetrix Corporation ("Symetrix") for the use by the Company of certain ferroelectric technology that ma may have been developed by Symetrix, which is not used in the Company's FRAM products. The Company is aware, because others have obtained patents covering numerous semiconductor designs or processes, that the Company operates in a comparative environment in which it would not be unlikely for a third party to claim that certain of the Company's present or future products may infringe the patents or rights of such third parties. If any such infringements exist or arise in the future, the Company may be exposed to liability for damages and may need to obtain licenses relating to third-party technology incorporated into the Company's products
The Company's inability to obtain such licenses on acceptable terms or the occurrence of related litigation could materially adversely affect the Company. Although the Company has applied for a patent covering its EDRAM technology and has patents and patent applications involving DRAM technology, such patents and patent applications may not preclude other parties from manufacturing and selling EDRAM products.

PATENT INTERFERENCE PROCEEDING. In 1992, a three-way "interference" contest was declared in the United States Patent and Trademark Office (the "Patent Office") between U.S. Patent 4,873,664, which was awarded to Ramtron, and pending United States patent applications filed by National Semiconductor Corporation ("National") and the Department of the Navy (the "Navy"). U.S. Patent 4,873,664 covers a basic ferroelectric memory cell design that is of fundamental importance to Ramtron's business interests in the United States.
An interference is declared in the Patent Office when two or more parties each claim to have made the same invention. The interference is therefore conducted to determine which party is entitled to the patent rights corresponding to the invention. In the present interference contest, Ramtron is the "senior" party and is in possession of the issued U.S. patent. National and the Navy are "junior" parties, and each of the junior parties has the burden of proof in convincing the Patent Office by a preponderance of the evidence that it was the first to invent the subject matter of the invention and thus is entitled to the corresponding patent rights. Only Ramtron and National have each filed briefs in this matter. The Navy did not file a brief as required. Oral Arguments were presented before the Patent Office on March 1, 1996 by both the Company and National. A decision by the Patent Office is expected within four (4) to six (6) months after the oral hearing. Such a decision would complete the administrative process. The non-prevailing party would then have the right, upon the filing of appropriate petitions, to pursue its case in Federal Court. If Ramtron's patent rights are lost or significantly compromised, Ramtron could be adversely affected. If patent rights are awarded to National or the Navy, such parties could use the patent to prevent the manufacture, use or sale by Ramtron within the United States of any products that come within the scope of such patent rights. Ramtron has vigorously defended its patent rights in this interference contest and will continue such efforts. The Company is uncertain as to the ultimate outcome of the above matter, as well as the associated effect upon the Company's financial position and results of operations.

DEPENDENCE ON KEY PERSONNEL. The Company's future success depends in large part on the continued service of its key technical and management personnel and on its ability to continue to attract and retain qualified employees, particularly the highly skilled design, process, materials and test engineers involved in the development and manufacture of its products and processes. The competition for such personnel is intense, and the loss of key employees (including executive officers), none of whom has a post-employment noncompetition agreement, could have an adverse effect on the Company. The Company requires its employees to execute confidentiality and non-disclosure agreements when they begin employment with the Company. None of the Company's employees other than L. David Sikes, the Company's Chief Executive Officer, has an employment agreement with the Company, and although the Company has such an agreement with Mr. Sikes, there can be no assurance that the Company can retain him in the future. In order to reduce costs and operate more efficiently, the number of people employed by the Company decreased by approximately 27% from December 31, 1994 to December 31, 1995. In order to provide full-time employees with some level of security in view of the Company's recent liquidity problems, the Company implemented in the second quarter of 1995 an Employment Security Program and an Incentive Program.

ENVIRONMENTAL REGULATION. Federal, state and local regulations impose various environmental controls on the discharge of chemicals and gases used in the Company's manufacturing processes. The Company believes that it has taken all necessary steps to ensure that its activities comply with all applicable environmental rules and regulations. Although the Company's operations have not been materially impacted by the cost of environmental compliance, there can be no assurance that changes in such environmental rules and regulations will not require additional investments in capital equipment and the implementation of compliance programs in the future. Any failure by the Company to comply with such environmental rules and regulations regarding the discharge of hazardous substances could subject it to serious liabilities and could materially adversely affect its manufacturing operations.

COMMON STOCK SUBJECT TO CALL OPTION. An aggregate of 5,500,000 shares of the Common Stock held by the BEA Holders is subject, through March 14, 1997, to the right of Oren L. Benton, Debtor-in-Possession (the "Benton Estate"), to purchase all or any portion of such shares from time to time from any holder thereof, at purchase prices ranging from $5.00 to $7.50 per share depending on the date of exercise of such right.

NO PUBLIC MARKET FOR WARRANTS; PRICE VOLATILITY OF SECURITIES. There currently is no public market for the Company's outstanding Warrants, and the Company does not expect that an active trading market will develop in the Warrants.
The Company does not intend to apply for listing of the Warrants on The Nasdaq Stock Market or any securities exchange. The price for the Warrants is expected to be directly related to the market price of the Company's Common Stock. The trading price of the Common Stock and thus the price for the Warrants are likely to fluctuate, perhaps significantly, in response to quarterly variations in operating results, announcements of technological innovations or new products by the Company or its competitors and other factors, many of which are not within the Company's control. In addition, the United States stock market and many technology stocks in particular have experienced significant price and volume fluctuations.

CURRENT MARKET FOR COMMON AND PREFERRED STOCK. Current Market for Common and Preferred Stock. The Company's Common Stock currently trades on The Nasdaq Stock Market as a National Market System security. Although during approximately the first eight months of 1995 the Company did not satisfy the net tangible assets requirements for continued listing on The Nasdaq Stock Market, the Company's Common Stock remained listed on The Nasdaq Stock Market as a result of temporary exceptions granted by The Nasdaq Stock Market to such requirements. Since September 1995 and as a result of the 1995 Debt Conversion, the Company has achieved compliance with such net tangible assets requirements and expects to continue to do so in the future, although there can be no assurance that the Company will continue to comply with these or other requirements for continued listing on The Nasdaq Stock Market. If the Company's Common Stock is not traded on The Nasdaq Stock Market or listed on a national securities exchange, a security holder's ability to effectively trade such securities may be limited.

CONTROL BY EXISTING STOCKHOLDERS; CHANGE IN CONTROL. The Fund, Mr. Benton and BEA are the three largest stockholders of the Company and as of February 29, 1996, own or control approximately 22.5%, 18.3% and 17.3%, respectively, of the Company's issued and outstanding shares of Common Stock. The Benton Estate's exercise of its option to acquire all of the 5,500,000 shares of Common Stock of the Company owned by the BEA Holders as of the date of this Prospectus would result in Mr. Benton's ownership increasing to 33.5% of the Company's issued and outstanding shares of Common Stock and BEA's ownership decreasing to 2.2% of the Company's issued and outstanding shares of Common Stock. If all of the securities offered hereby by the Fund, Mr. Benton and BEA are sold pursuant to the Registration Statement of which this Prospectus forms a part, the aggregate ownership of such persons of the Company's issued and outstanding shares of Common Stock will decrease from approximately 58.1% to 23.5%.

Mr. Benton, the Fund, BEA and the Company have also each agreed that for as long as any of Mr. Benton, the Fund or BEA beneficially owns 5% or more of the issued and outstanding shares of Common Stock of the Company, the Company and the other two of such stockholders will use their best efforts to cause a designee of each such 5% stockholder to serve on the Company's Board of Directors. Although the Company is not aware of any agreement among Mr. Benton, the Fund and BEA to act together (other than as set forth in the immediately preceding sentence), if Mr. Benton, the Fund and BEA were to act together, they would be able to elect the Company's entire Board of Directors and would have the ability to control the Company and direct its business and affairs. The concentration of ownership of the Company may have the effect of delaying, deferring or preventing a change in control of the Company or, if such shares are sold, may effect a change in control of the Company. The resolution of Mr. Benton's bankruptcy case may result in the distribution to one or more third parties of all or a portion of the securities of the Company beneficially owned by him and in a change in control of the Company. Of the shares of Common Stock owned by Mr. Benton, 1,239,793 shares are subject to a lien in favor of Westinghouse; 1,491,634 shares are subject to a lien in favor of China Nuclear Energy Industry Corporation; 1,406,633 shares are subject to a lien in favor of Union Bank of Switzerland; and 890,265 shares are subject to a lien in favor of the Washington Public Power Supply System.

SECURITIES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of the Company's securities in the public market after the date of this Prospectus, or the availability of such securities for sale in the public market, could materially adversely affect prevailing market prices for the Company's securities, including its Common Stock. As of February 29, 1996, the Company had 36,391,693 shares of Common Stock outstanding. Of these shares and excluding the Shares offered hereby, 16,244,721 shares were either freely tradable without restriction or could be sold pursuant to an effective registration statement under the Securities Act, and 4,697,508 shares (substantially all of which were held by "affiliates" who are subject to Rule 144 notice requirements and volume restrictions) could be publicly sold under Rule 144 promulgated under the Securities Act. An additional 15,432,400 of such shares have been registered for sale pursuant to either the Registration Statement of which this Prospectus forms a part or a Registration Statement on Form S-1 which was declared effective by the Company with the Commission in February 1996 (the "S-1 Registration Statement"). Upon the effectiveness of such registration statements, such 15,432,400 shares may be sold by the holders thereof from time to time for any reason so long as such registration statements remain effective. As of February 29, 1996, 835,953 shares of Common Stock were subject to issuance upon exercise of outstanding and exercisable options granted under the Company's stock option plans and, except to the extent that shares issued upon exercise of such options are held by affiliates (who, as noted above, are subject to Rule 144 notice requirements and volume restrictions), will be eligible for immediate resale in the public market upon exercise of such options. In addition, the Company has agreed to use its best efforts to register for resale under the Securities Act any shares of Common Stock issued upon conversion of a convertible promissory note held by the Fund (as of February 29, 1996, 276,449 shares were issuable upon conversion of such note).

ISSUANCE OF PREFERRED STOCK. The Company has the authority to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions of the Preferred Stock, without any vote or action by the Company's stockholders. The issuance of shares of Preferred Stock by the Company could further affect the rights of the holders of Common Stock and Warrants. For example, such issuance could result in a class of securities having preferential voting, dividend or liquidation rights or having (upon conversion or otherwise) all of the rights appurtenant to Common Stock. Additionally, the Company's authority to issue Preferred Stock could be used to discourage attempts by others to obtain control of or acquire the Company by making such attempts more difficult or costly to achieve. There are no agreements or understandings for the issuance of Preferred Stock and the Company has no present intention to issue shares of Preferred Stock.

USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby by the Selling Stockholders.

SELLING STOCKHOLDERS

The following table sets forth: (i) the number of shares of Common Stock beneficially owned by each Selling Stockholder as of February 29, 1996, (ii) the number of shares of Common Stock to be offered hereby by each Selling Stockholder, and (iii) the number of shares of Common Stock and the percentage of the outstanding shares of Common Stock to be beneficially owned by each Selling Stockholder after completion of the offering.

                          Number of Shares
                           of Common Stock    Shares of    Beneficial Ownership
                         Beneficially Owned  Common Stock     of Common Stock
Name of                   Prior to Offering     Being        After Offering(2)
Selling Stockholder(1)   Number     Percent  Offered Hereby  Number     Percent
- ---------------------    ------     -------  --------------  ------     -------
National Electrical
Benefit Fund           12,498,333(3) 30.7%     2,351,396     10,146,937   24.9%

Pictet & Cie              107,003      *          79,225         27,778     *

West Coast Venture
Capital Limited           214,007      *         158,451         55,556     *

Gari L. Cheever            28,241(4)   *           1,996         16,834(5)  *
c/o Brobeck Phleger
& Harrison

How & Co.                  40,459      *          23,792         16,667     *
c/o The Northern
Trust Company

Walter P. Stern            25,668      *          25,668              0     *

Henwood Capital Partners   78,592      *          78,592              0     *

Peter Vest                 22,816      *          22,816              0     *

Henvest                    11,408      *          11,408              0     *

Tom Vest                   22,816      *          22,816              0     *

United Missouri Bank NA    12,411      *           9,411          3,000     *
Trustee Brobeck Phleger
& Harrison Partners
Retirement Savings Trust
FBO Gari L. Cheever

United Missouri Bank NA    21,398      *          15,843          5,555     *
Trustee Brobeck Phleger
& Harrison Partners
Retirement Savings Trust
FBO Steven R. Franklin

Bernard V. Vonderschmitt   42,804      *          31,692         11,112     *

- -----------------

*Less than 1%.

(1) Such persons have sole voting and investment power with respect to all shares of Common Stock shown as being beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to this table.

(2) Assumes that all shares of Common Stock covered by this Prospectus are sold or otherwise disposed of and no other shares are acquired or transferred by the persons listed in this table.

(3) Includes: (i) 8,193,399 shares of Common Stock owned by the Fund; (ii) 4,028,485 shares of Common Stock issuable upon exercise of presently exercisable warrants held by the Fund; and (iii) approximately 276, 449 shares issuable as of February 29, 1996 upon conversion of a convertible promissory note dated August 31, 1995 made by the Company in favor of the Fund.

(4) Includes 11,993 shares of Common Stock held by United Missouri Bank NA Trustee Brobeck Phleger & Harrison Partners Retirement Savings Trust FBO Gari
L. Cheever.

(5) Includes 2,852 shares of Common Stock held by United Missouri Bank NA Trustee Brobeck Phleger & Harrison Partners Retirement Savings Trust FBO Gari
L. Cheever.

DESCRIPTION OF CAPITAL STOCK

The authorized capital stock of the Company consists of 60,000,000 shares, of which 50,000,000 shares have been designated Common Stock, $0.01 par value, and 10,000,000 shares have been designated Preferred Stock, $0.01 par value.

COMMON STOCK. As of February 29, 1996, there were 36,391,693 shares of Common Stock issued and outstanding which were held of record by approximately 2,700 stockholders. The holders of the Company's Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock, the holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors. In the event of the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to liquidation preferences, if any, of Preferred Stock, if any, then outstanding. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK. The Board of Directors has the authority to issue shares of Preferred Stock in one or more series and to fix the designations, powers, preferences and rights thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. As of March 31, 1996, there were no shares of Preferred Stock issued and outstanding, and the Company had no intention to issue any shares of Preferred Stock. The issuance of shares of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the voting power and other rights of Common Stock.

PLAN OF DISTRIBUTION

The Shares offered hereby are being offered directly by the Selling Stockholders. The Company will receive no proceeds from the sale of the Shares. Sales may be effected by the Selling Stockholders from time to time in transactions on The Nasdaq Stock Market at prevailing market prices, in negotiated transactions at negotiated prices or in a combination of such methods of sale. The Selling Stockholders may effect such transactions by selling the shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). There can be no assurance that the Selling Stockholders will sell all or any of the shares offered hereby.

The Selling Stockholders and any persons who participate in the sale of the shares offered hereby from time to time may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions paid or discounts or concessions allowed to any such persons and any profits received on resale of the shares offered hereby, may be deemed to be underwriting compensation under the Securities Act.

The Company has agreed to pay all expenses in connection with the registration and sale of the shares being offered hereby, other than commissions and discounts of underwriters, brokers, dealers or agents.

LEGAL MATTERS

The validity of the shares of the Company's Common Stock offered hereby will be passed upon for the Company by Coudert Brothers, Los Angeles, California.

EXPERTS

The financial statements of the Company included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995 and incorporated by reference in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

GLOSSARY

CMOS - Complimentary Metal Oxide Semiconductor process technology. A semiconductor technology that uses two types of basic transistors (p-channel and n-channel) to build a circuit with low power and high performance.

DRAM - Dynamic Random Access Memory. A semiconductor memory device whose stored information must be refreshed every few milliseconds.

Ferroelectric Materials - A class of materials that exhibits spontaneous polarization (the ability to be permanently polarized by an electric field until subsequently changed).

Ferroelectric Technology - A technology that integrates ferroelectric material into a microelectronic semiconductor structure.

FRAM - The Company's Ferroelectric Random Access Memory. A random access memory that employs a ferroelectric digital memory capacitor to make it nonvolatile.

Kilobit - 1,000 bits. In reference to a memory, usually 1,024 bits since memories are partitioned into sizes that are an exponential of two.

Megabit - 1,000,000 bits. In reference to a memory, usually 1,048,576 bits since memories are partitioned into sizes that are an exponential of two.

Nonvolatile Memory - An integrated circuit that retains information without electrical power.

Silicon Wafer Underlayer - A silicon wafer manufactured through all processes prior to application of the Company's ferroelectric processes.

============================================================================
NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR ANY OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            TABLE OF CONTENTS
                                                           Page
Available Information . . . . . . . . . . . . . . . . . .    2
Additional Information  . . . . . . . . . . . . . . . . .    2
Incorporation of Certain Documents by Reference . . . . .    2
The Company . . . . . . . . . . . . . . . . . . . . . . .    3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . .    3
Use of Proceeds . . . . . . . . . . . . . . . . . . . . .   12
Selling Stockholders  . . . . . . . . . . . . . . . . . .   13
Description of Capital Stock  . . . . . . . . . . . . . .   14
Plan of Distribution  . . . . . . . . . . . . . . . . . .   14
Legal Matters . . . . . . . . . . . . . . . . . . . . . .   15
Experts . . . . . . . . . . . . . . . . . . . . . . . . .   15
Glossary  . . . . . . . . . . . . . . . . . . . . . . . .   15

============================================================================

                               2,833,106 Shares

                       RAMTRON INTERNATIONAL CORPORATION

                                 Common Stock

                                  PROSPECTUS

                                  June  , 1996

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses (other than underwriting discounts and commissions) in connection with the sale and distribution of the securities being registered. All the amounts shown are estimates except for the SEC registration fee.

Registrant
SEC registration fee . . . . . . . . . .   $7,837
Accounting fees and expenses . . . . . .    3,000
Legal fees and expenses  . . . . . . . .   15,000
Miscellaneous expenses . . . . . . . . .    3,163
                                          -------
Total  . . . . . . . . . . . . . . . . .  $29,000
                                          =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Company has adopted provisions in its Certificate of Incorporation that limit the liability of its directors to the fullest extent permitted by the Delaware General Corporation Law for monetary damages arising from a breach of their fiduciary duty as directors. Such limitation does not affect such liability: (i) for any breach of a director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which a director derived an improper personal benefit.

The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including circumstances in which indemnification is otherwise discretionary under Delaware law. The Company also maintains on behalf of its directors and officers insurance protection against certain liabilities arising out of the discharge of their duties.

In an Indemnification Agreement entered into between Oren L. Benton, a principal stockholder and former director of the Company, and George J. Stathakis, a director of the Company, in March 1990, Mr. Benton agreed to indemnify Mr. Stathakis against all expenses, liabilities and other items referred to in Section 145 of the Delaware General Corporation Law, and against certain other expenses incurred in connection with derivative actions if Mr. Stathakis is a party to such actions or is threatened to be made a party to such actions by reason of his being a director, officer, employee or agent of the Company.

In a Consulting Agreement entered into in January 1990 among the Fund, William
G. Tull, a director of the Company, and WGT Associates, Inc., the Fund agreed to indemnify Mr. Tull with respect to claims made by third parties against Mr. Tull as the Fund's designated nominee on the Company's Board of Directors, provided that such claims may not involve either a breach of fiduciary responsibility under the Employee Retirement and Income Security Act of 1974 or liability for willful misconduct, bad faith or negligence. Pursuant to a Stock and Warrant Purchase Agreement entered into between the Company and the Fund in March 1989 (the "1989 Fund Purchase Agreement"), the Company also agreed to indemnify the Fund and its affiliates, including consultants to the Fund such as Mr. Tull, with respect to claims made by third parties arising out of the 1989 Fund Purchase Agreement, provided that the Company is not required to indemnify Mr. Tull for claims relating to: (i) Mr. Tull's violation of securities laws or a knowing violation of other laws, (ii) an agreement to which Mr. Tull and the third-party claimant are parties or (iii) the fiduciary duties of Mr. Tull to the third-party claimant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number
5.1     Opinion of Coudert Brothers.
23.1    Consent of Arthur Andersen LLP.
23.2    Consent of Coudert Brothers (included in Exhibit 5.1).
24.1 Power of Attorney (see page II-4 of the initial filing of this Registration Statement).

ITEM 17.  UNDERTAKINGS

Insofar as indemnification for liability arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The Registrant hereby undertakes that, for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

The Registrant hereby undertakes that, for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The Registrant hereby undertakes that, for the purpose of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

The Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, Colorado, on June 6, 1996.


                                              RAMTRON INTERNATIONAL CORPORATION


                                              By:    /s/ L. David Sikes
                                                 -------------------------
                                                 L. David Sikes
                                                 Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature                        Title
- -------------------        ------------------------------------
/s/ L. David Sikes         Chairman and Chief Executive Officer
     L. David Sikes

/s/ Greg B. Jones          Director, President and Chief
      Greg B. Jones        Operating Officer

/s/ George J. Stathakis*   Director
     George J. Stathakis

/s/ William G. Howard*     Director
     William G. Howard

/s/ William G. Tull*       Director
     William G. Tull

/s/ L. T. Womack*          Director
     L. T. Womack

/s/ Richard L. Mohr        Executive Vice President
     Richard L. Mohr       and Chief Financial Officer

- -------------------
*BY: /s/ L. David Sikes
     --------------------------------
L.  David Sikes, Attorney-in-Fact